OPTION AGREEMENT

THIS AGREEMENT is made as of the 22st day of December, 2006:

BETWEEN:

MINERA TANGO, S.A. de C.V., a corporation duly incorporated under the laws of Mexico

(hereinafter called “Minera Tango”)

OF THE FIRST PART

AND:

NORTHWESTERN MINERAL VENTURES INC. a corporation duly incorporated under the laws of the Province of Ontario

(hereinafter called “Northwestern”)

OF THE SECOND PART

AND:

YAMANA GOLD INC., a corporation duly existing under the federal laws of Canada

(hereinafter called “Yamana”)

RECITALS

WHEREAS:

A.	Capitalized terms used and not otherwise defined in these recitals have the meanings set forth in section 1.1 hereof;
B.

Northwestern has previously entered into an agreement with RNC Gold Inc. dated July 14, 2004 (the “RNC Agreement”) regarding certain mining concessions located in the State of Durango, Mexico, as more particularly described in Schedule “A” attached hereto (the “Concessions”);

C.	RNC Gold Inc. was acquired by Yamana on February 28, 2006;
D.

Minera Tango is an indirect subsidiary of Yamana and is the registered or recorded and beneficial owner of the Concessions (other than the concession of the “La Cruz” lot, title 227828, which is in the process of being transferred to Minera Tango);

E.

Minera Tango has agreed to grant Northwestern an option to acquire directly or indirectly, through a Mexican subsidiary with legal capacity (hereinafter referred to as “NMS”), an undivided 70% beneficial interest in and to the Concessions, on the terms and conditions set out in this Agreement, which Agreement shall supercede all prior agreements between Northwestern and RNC Gold Inc., including the RNC Agreement; and

F.

The parties hereto have agreed that the cash payments to be made by Northwestern hereunder, and the common shares of Northwestern to be issued by Northwestern hereunder, in order to keep the Option in good standing during the Option Period shall be paid and issued to Yamana.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the sum of $2.00 was paid by each of the Parties to the others, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

In this Agreement, unless there is something in the context inconsistent therewith, the following words and phrases shall have the following meanings:

(a)	“Accounting Procedure” has the meaning ascribed thereto in the Shareholders’ Agreement;
(b)

“Affiliate” shall mean in respect of any Party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, such Party. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(c)	“Agents” means consultants (including financial and legal advisors), servants, employees, agents, Affiliates, workmen, contractors and subcontractors;
(d)	“Agreement” means this Agreement, including all written amendments and written modifications thereof, and all schedules and exhibits, which are incorporated herein;
(e)

“Applicable Laws” means any Mexican (including Mexican Official Standards and Non-Official Standards), Canadian or foreign, federal, state, provincial, or local law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any securities commission or stock exchange, including any judicial or administrative interpretation thereof, applicable to any person or legal entity or any of its properties, assets, business, operations, directors, officers, managers, attorney-in-fact, employees or Agents;

(f)	“Business Day” means any day other than a Saturday, Sunday or statutory, civic or bank holiday in Toronto, Ontario or the State of Durango, Mexico;
(g)	“Cash Consideration” has the meaning set out in section 2.3(c);
(h)	“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees;
(i)	“Concessions” has the meaning set forth in the recitals of this Agreement;
(j)	“Dropped Concessions” has the meaning set out in section 2.11;
(k)	“Earn-In Date” has the meaning set out in section 2.8;
(l)	“Effective Date” means the date of this Agreement;
(m)

“Encumbrances” means any and all mortgages, pledges, security interests, liens, charges, encumbrances, contractual obligations and rights and Claims of others, whether recorded or unrecorded, registered or unregistered;

(n)

“Environmental Laws” means all Applicable Laws relating to the protection of the environment, including air, soil, surface water, ground water, biota, wildlife, or to public health and safety, and includes those Environmental Laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property;

(o)

“Existing Royalties” means those royalties set forth in Schedule “C” attached hereto and any other payment payable to a Government Agency pursuant to any applicable law in the nature of rent or royalty on any minerals removed or produced from the mining lots of the Concessions;

(p)

“Expenditure Date” means each date by which Work Costs must have been incurred, Northwestern Shares must have been issued and delivered and the Cash Consideration must have been paid, all as provided in section 2.3;

(q)

“Government Agency” means any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency, state owned corporation or instrumentality, or any court, securities commission or stock exchange, in each case whether of Canada, a Province of Canada, Mexico, a state of Mexico, or any other jurisdiction;

(r)	“Letter Agreement” means the letter agreement dated June 30, 2006 between Yamana and Northwestern;
(s)	“Losses” means actual losses, liabilities, damages, injuries, costs or expenses (including legal costs and expenses);

(t)

“Maintenance Costs” means all amounts incurred to maintain the Concessions in good standing with all appropriate authorities and under all Applicable Law, including, without limitation, annual exploration fees, the payment of any mining duties, property taxes, instruction fees, service fees or stamp duties, the filing of reports with respect to minimum assessment work, and the performance of any and all obligations required by the terms and conditions of the Concessions;

(u)

“Material Contract” means any material contract or commitment, whether oral or written, to which Minera Tango is bound or in respect of which Minera Tango may have liability and that relates to the Concessions;

(v)	“Mining Company” has the meaning set out in section 3.1;
(w)	“Mining Operations” means all mining, milling, processing, treatment and related operations in respect of the Concessions;
(x)	“NMS” has the meaning set out in the recitals of this Agreement;
(y)	“Northwestern Shares” has the meaning set out in section 2.3(b);
(z)	“Operator” means NMS during the Option Period;
(aa)

“Option” means the exclusive right and option granted to Northwestern by Minera Tango to acquire directly or indirectly an undivided 70% beneficial interest in and to the Concessions pursuant to the provisions of section 2.1 hereof;

(bb)	“Option Period” means the period during which the Option is in full force and effect in accordance with the terms of this Agreement;
(cc)	“Ore” means all materials containing a mineral or minerals, of commercial economic value extracted or derived from the mining lots covered by the Concessions;
(dd)	“Parties” means Minera Tango and Northwestern, and “Party” means any one of the Parties;
(ee)

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation or other body corporate, union, Governmental Agency and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

(ff)	“RNC Agreement” has the meaning set forth in the recitals of this Agreement;
(gg)	“Securities Laws” means the Securities Act (Ontario) and any other securities laws that are applicable to Northwestern;
(hh)

“Shareholders’ Agreement” means the shareholders’ agreement in the form attached as Schedule “B” to this Agreement, which agreement shall be executed and delivered by Minera Tango, Northwestern and the Mining Company upon the due exercise of the Option;

(ii)

“Substance” means any contaminant, pollutant or hazardous substance that is likely to cause harm or degradation to the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law;

(jj)	“$” and “Dollars” shall mean dollars in the currency of the United States of America;
(kk)

“Work” means prospecting, exploration, development or other mining and ore processing work performed on, in or under, or in relation to, the mining lots covered by the Concessions or any portion thereof; and

(ll)

“Work Costs” means all costs incurred and monies expended by or on behalf of Northwestern or of NMS in doing Work after the Effective Date pursuant to and in accordance with the terms of this Agreement and the then current budget, which shall include, but not be limited to, all costs incurred and monies expended: in doing geophysical, geochemical, land or geological examinations and surveys in searching for, digging, trenching, sampling, assaying, testing, working, developing, mining or extracting Ore, minerals and metals from the mining lots covered by the Concessions; in doing diamond and other drilling; in erecting and installing and removing mining plant, ore processing plant, ancillary facilities, buildings, machinery, tools, appliances or equipment on or off the mining lots covered by the Concessions, as the case may be, and required for completing Work, on a proportionate basis if such facilities, plants or equipment are used in conjunction with other mining lots; in construction of access roads or similar access facilities required for access to the mining lots covered by the Concessions, whether on or off the mining lots covered by the Concessions, as the case may be; in transporting Ore, minerals, metals, personnel, supplies, mining or ore processing plant, buildings, machinery, tools, appliances or equipment in, to or from the mining lots covered by the Concessions or elsewhere as required; all expenses incurred in keeping the Concessions and the mining lots they covered in good standing under the laws of Mexico; all costs incurred in obtaining, improving, protecting or perfecting title to the Concessions; in preparing engineering, geological, financial or marketing studies and/or reports and Work related thereto; in connection with any applications and necessary studies for obtaining or improving, protecting and perfecting title to, and permits, licences, and other regulatory approvals relating to, the Concessions and they lots they covered, and including the reasonable preparation for and attendance at hearings and other meetings; in paying Maintenance Costs; and all administrative and overhead costs directly incurred by Northwestern and/or NMS and related directly to the administration of the Concessions and their corresponding mining lots or Work done on the mining lots covered by the Concessions; provided that in no event shall such administrative and overhead costs exceed seven percent (7%) of all other Work Costs directly related to the Concessions and their corresponding mining lots and directly incurred or performed by Northwestern or NMS or seven percent (7%) of the contract price in respect of all other Work Costs directly related to the Concessions and their respective mining lots or the Work done on the mining lots covered by the Concessions performed by any Agent of Northwestern or NMS; and provided always that in no event shall such costs include any project related overhead or legal or other consultants fees related to the negotiation (including the conduct of due diligence), execution and delivery of this Agreement.

1.2	Person

The word “person” includes a natural person, sole proprietorship, corporation or other body corporate, partnership, unincorporated association, trust, trustee, executor, administrator or other legal representative.

1.3	Headings

The division of this Agreement into articles, sections and subsections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Interpretation

In this Agreement:

(a)

where a representation or warranty is made in this Agreement on the basis of the knowledge of a Party, such knowledge consists of the actual knowledge of the officers and senior managers of the Party after reviewing their files but does not include the knowledge of any other Person;

(b)

the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(c)

unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Whenever any payment is to be made or any action under this Agreement is to be taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following;

(d)	the use of the words, “include” or “including” shall be deemed to mean “include, without limitation”, or “including, without limitation”, if applicable.
1.5	Section References, etc.

References herein to an Article, section, subsection, recital or other subdivision or part without other identification shall mean an Article, section, subsection, recital or other subdivision or part within this Agreement.

1.6	Governing Law

This Agreement and its application and interpretation shall be governed by and interpreted and construed in accordance with the laws of Mexico with respect to any concession granted by the Mexican Government or property situated in Mexico or any obligation to be performed in Mexico, and as to all other matters, this Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.7	Currency

All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

1.8	Schedules

The following are the schedules or exhibits to this Agreement and whether annexed hereto or delivered separately, shall form part of this Agreement;

Schedule A:	Concession List
Schedule B:	Shareholders’ Agreement
Schedule C:	Existing Royalties
Schedule D:	Mining Company By-laws
Schedule E:	Rules for Arbitration

ARTICLE 2

OPTION

2.1	Grant of Option

Minera Tango does hereby give and grant to Northwestern an exclusive right and option to earn and acquire directly or through NMS an undivided seventy percent (70%) beneficial interest in the Concessions, free and clear of all Encumbrances, but subject to the Existing Royalties, by satisfying within the time limits therefore, the obligations set out in this Article 2.

2.2	Vesting and Commencement of Option

The Option shall vest and commence on the Effective Date and shall terminate and be of no further force or effect on the three (3) year anniversary of the Effective Date, unless exercised or otherwise terminated in accordance with the terms of this Agreement.

2.3	Funding of Work Costs

In order to maintain in good standing and exercise the Option, Northwestern directly or through NMS shall:

(a)

incur and fund Work Costs on the Concessions and on the mining lots covered by the Concessions in the aggregate amount of $3,000,000 on or before the third anniversary of the Effective Date as follows:

(i)	on or before the first anniversary of the Effective Date, Northwestern shall have incurred and funded Work Costs of at least $500,000;
(ii)	from the first to the second anniversary of the Effective Date, Northwestern shall have incurred and funded additional Work Costs of at least $1,000,000; and
(iii)	from the second to the third anniversary of the Effective Date, Northwestern shall have incurred and funded additional Work Costs of at least $1,500,000;

provided, however, that if Northwestern directly or indirectly incurs and funds the Work Costs in full prior to and in advance of the time frame provided herein, then it will not be required to incur and fund any further Work Costs in accordance with the terms of this section 2.3(a); and provided further that Work Costs incurred by each Expenditure Date in excess of the minimum requirements set forth above shall count towards the minimum Work Costs set forth above in subsequent periods;

(b)	issue and deliver to Yamana 1,000,000 common shares in the capital of Northwestern (the “Northwestern Shares”) on or before the third anniversary of the Effective Date as follows:
(i)	within 30 days of the Effective Date, Northwestern shall have issued and delivered 400,000 of the Northwestern Shares to Yamana;
(ii)	on or before the first anniversary of the Effective Date, Northwestern shall have issued and delivered an additional 200,000 of the Northwestern Shares to Yamana;
(iii)	on or before the second anniversary of the Effective Date, Northwestern shall have issued and delivered an additional 200,000 of the Northwestern Shares to Yamana; and
(iv)	on or before the third anniversary of the Effective Date, Northwestern shall have issued and delivered an additional 200,000 of the Northwestern Shares to Yamana; and
(c)

pay to Yamana by certified cheque or wire transfer in immediately available funds (without deduction or set-off) $400,000 (the “Cash Consideration”) on or before the third anniversary of the Effective Date as follows:

(i)	on the Effective Date, Northwestern shall have paid $100,000 to Yamana;
(ii)	on or before the first anniversary of the Effective Date, Northwestern shall have paid a further $100,000 to Yamana;
(iii)	on or before the second anniversary of the Effective Date, Northwestern shall have paid a further $100,000 to Yamana; and
(iv)	on or before the third anniversary of the Effective Date, Northwestern shall have paid a further $100,000 to Yamana.

2.4	Work Costs Deficiencies

The first $500,000 of Work Costs is committed and shall be made by Northwestern or through NMS. The remainder of all Work Costs is not committed and may be made in Northwestern’s sole discretion. Northwestern may terminate this Agreement on prior written notice to Minera Tango and Yamana at any time during the Option Period after it has incurred and funded Work Costs of at least $500,000 without any obligation to incur further Work Costs. If the Work Costs to be incurred on or before the respective Expenditure Dates provided in section 2.3(a) above are less than the required amounts, then Northwestern may pay directly or through NMS the deficiency to or to the direction of Minera Tango in cash within sixty (60) days after the expiry of the applicable Expenditure Date in order to maintain the Option. If the aggregate Work Costs incurred on or before the third anniversary of the Effective Date are less than $3,000,000, Northwestern may pay directly or through NMS the deficiency to or to the direction of Minera Tango in cash within sixty (60) days after the third anniversary of the Effective Date in order to exercise the Option. Any Work Costs made under section 2.3(a) above, any Northwestern Shares issued and delivered under section 2.3(b) above, any Cash Consideration paid under section 2.3(c) above, or any payments made pursuant to this section 2.4 are not reimbursable if Northwestern does not exercise the Option. If Northwestern directly or indirectly does not incur and fund the Work Costs in accordance with the schedule provided in section 2.3(a), other than in circumstances of force majeure in accordance with Article 11 hereof, or if it does not issue and deliver the Northwestern Shares to Yamana in accordance with the schedule provided in section 2.3(b), or if it does not pay the Cash Consideration to Yamana in accordance with section 2.3(c) or if it does not make the payments to Minera Tango in lieu of the annual Work Costs as provided herein (if applicable), the Option shall terminate and all Work Costs previously incurred or funded, all Northwestern Shares previously issued and delivered, all Cash Consideration previously paid, and all payments previously made to Minera Tango in lieu of Work Costs, shall be forfeited. In addition to and notwithstanding anything herein contained, if, subsequent to any Expenditure Date, it is determined upon examination or audit by any party that Work Costs to be incurred by Northwestern by such Expenditure Date have not been either incurred by Northwestern or paid to or to the direction of Minera Tango, Northwestern shall not lose any of its rights hereunder and the Option shall not terminate, provided that Northwestern or an Affiliate of Northwestern incurs such deficiency in Work Costs or pays to or to the direction of Minera Tango the amount of such deficiency in Work Costs within sixty (60) days following such examination or audit.

2.5	Additional Consideration

Northwestern shall issue all Northwestern Shares to Yamana as fully paid and non-assessable shares in the capital of Northwestern, free and clear of all Encumbrances, and shall be freely-tradable shares, subject to the restricted period of not more than four months and one day from the date of issuance thereof required by applicable Canadian securities laws. All Northwestern Shares issued to Yamana shall be listed and posted for trading on the TSX Venture Exchange or such other stock exchange on which the common shares of Northwestern are listed at the time they are issued to Yamana pursuant to this Agreement. Northwestern shall ensure that all filings to be made with all securities regulatory authorities are made in a prompt and timely manner to allow for the issuance of Northwestern Shares on a timely and exempt basis. In the event that Northwestern has not (i) issued to Yamana those Northwestern Shares described in section 2.3(b)(i), and (ii) received all necessary regulatory approvals to list and post for trading such

Northwestern Shares on the TSX Venture Exchange, within 30 days of the date of this Agreement, Minera Tango and Yamana shall have the right to terminate this Agreement without liability upon written notice to Northwestern and all Work Costs expended by Northwestern and Cash Consideration paid to Yamana during such 30 day period shall be forfeited and shall not be repaid, reimbursed or returned to Northwestern. For the purposes of this section 2.5, the failure to issue to Yamana the Northwestern Shares described in Section 2.3(b)(i) and obtain all necessary regulatory approvals to list and post for trading such Northwestern Shares on the TSX Venture Exchange within such 30 day period shall not constitute an event of force majeure pursuant to Article 11.

2.6	Failure by Northwestern

If at any time during the Option Period Northwestern notifies Minera Tango and Yamana in writing that it will not incur and fund Work Costs, issue and deliver the Northwestern Shares or pay the Cash Consideration, or if Northwestern fails to incur and fund Work Costs (unless such failure is rectified pursuant to section 2.4), issue and deliver the Northwestern Shares or pay the Cash Consideration during the Option Period in accordance with this Article 2 for any reason whatsoever, save and except for a continuing event of force majeure in accordance with Article 11 hereof in the case of incurring and funding the Work Costs, the provisions of section 7.1 shall be applicable and the Option and this Agreement (other than those provisions which specifically survive such termination in accordance with their terms) shall terminate and be of no force and effect.

2.7	Itemized Expenditures

Northwestern shall deliver to Minera Tango and Yamana within 30 days after each Expenditure Date an itemized detailed statement setting out the details of Work Costs incurred and funded by Northwestern for the preceding expenditure period. Minera Tango shall have thirty (30) days from the date of receipt of such statement to dispute such statement or request further information, in the absence of which, Minera Tango shall be deemed to have accepted such statement. If Minera Tango requires further information in respect of, or disputes the accuracy of, any item in an itemized statement of Work Costs delivered by Northwestern, such matters shall be reviewed by the members of the informal advisory committee established pursuant to section 6.5 of this Agreement, which committee shall attempt to provide such further information or settle such dispute. If such matters are not settled within 30 days of such referral, Minera Tango shall be entitled to receive, and Northwestern shall, at Minera Tango’s request, cause to be delivered to Minera Tango and Yamana within 15 days of the date of expiry of the 30 day period, an audited report of such Work Costs prepared by the statutory auditor of Northwestern. Minera Tango shall be responsible for the cost of such audit if the results of such audit determine the Work Costs to be within five percent (5%) of the amounts reported in such itemized statement of Work Costs and Northwestern shall be responsible for the cost of such audit if the results of such audit determine the Work Costs to be five percent (5%) or more of the amounts reported in such itemized statement of Work Costs. If such matters are still in dispute following the delivery of such audited reports of Work Costs, then the matter shall be referred to arbitration for determination as provided in Article 12.

2.8	Exercise of First Option

If Northwestern has directly or indirectly (i) incurred and funded Work Costs aggregating a minimum of $3,000,000 (or made cash payments in lieu thereof pursuant to section 2.4); (ii) issued and delivered all of the Northwestern Shares to Yamana, and (iii) paid the aggregate amount of the Cash Consideration to Yamana, all in accordance with the provisions of this Article 2, Northwestern shall provide a written notice of exercise of the Option to Minera Tango and Yamana within 30 days of the completion of such events, stating the amount of the Work Costs incurred, the number of Northwestern Shares issued and delivered to Yamana and the aggregate amount of Cash Consideration paid to Yamana and including an itemized detailed statement of Work Costs. Following receipt of such notice of exercise of the Option, and subject to the rights of Minera Tango to request more information to dispute the accuracy of any item in the notice or itemized statement of Work Costs and to receive an audited report of such Work Costs prepared by the statutory auditor of Northwestern as set out in section 2.7, all within the thirty (30) day period immediately following its receipt thereof as set forth in section 2.7 (in the absence of which Minera Tango will be deemed to have accepted such notice of exercise) which rights shall apply equally to the itemized detailed statement delivered by Northwestern pursuant to this section 2.8, Northwestern shall be deemed to have exercised the Option as at the date of such written notice of exercise (the “Earn-In Date”) and Northwestern shall have earned directly or through NMS an undivided seventy percent (70%) beneficial interest in the Concessions, free and clear of all Encumbrances, but subject to the Existing Royalties.

2.9	Currency Conversion

In the event that any Work Cost is funded or incurred in Mexican Pesos, then, for the purposes of this Agreement, the Parties agree to convert such Work Cost from Mexican Pesos to U.S. Dollars at the Banco de Mexico FIX U.S. Dollar/Mexican Peso exchange rate on the date that the Work Cost is incurred or the payment is made, as such rate is published in the Diario Oficial de la Federación.

2.10	Notice to Minera Tango

Concurrently with each issuance and delivery of Northwestern Shares to Yamana in accordance with section 2.3(b) and each payment of Cash Consideration to Yamana in accordance with section 2.3(c), Northwestern shall deliver written confirmation of such deliveries to Minera Tango in order to evidence compliance with sections 2.3(b) and (c). If requested by Northwestern, Yamana shall confirm receipt of the issuance and delivery all Northwestern Shares and Cash Consideration payments in order for Northwestern to provide evidence that it is in compliance with sections 2.3(b) and (c).

2.11	Amendment to the Concession List

Northwestern may, at any time and from time to time during the Option Period notify Minera Tango and Yamana that it no longer wishes to include one or more of the concessions listed in Schedule “A” attached hereto as part of the Concessions (the “Dropped Concessions”). Upon delivery of notice to Minera Tango and Yamana:

(a)	Schedule “A” shall be deemed to be amended so that the Dropped Concessions no longer form part of the Concessions;

(b)	sections 7.2 through 7.6 inclusive shall apply mutatis mutandis with respect to the Dropped Concessions;
(c)

the obligations of Northwestern contained in this Agreement shall continue in full force and effect, unamended, with respect to the remainder of the concessions set out in Schedule “A” that continue to constitute the Concessions; and

(d)

for greater certainty and the avoidance of doubt, Northwestern shall have no further rights to acquire an undivided 70% beneficial interest in and to the Dropped Concessions and shall have no further right or interest in and to the Dropped Concessions.

ARTICLE 3

INCORPORATION OF MINING COMPANY

3.1	Incorporation

Immediately upon the exercise of the Option by Northwestern, Minera Tango and Northwestern (directly or through NMS) shall incorporate and organize a company under the laws of Mexico to carry out, if warranted, the construction, development and operation of one or more mines on the Concessions (the “Mining Company”). The form of By-laws attached hereto as Schedule “D” shall be incorporated into and form the basis of the constating documents of the Mining Company, as may be amended to incorporate the terms of the Shareholders’ Agreement or as the parties may otherwise agree. The initial share structure of the Mining Company shall be organized so that voting shares are issued by the Mining Company to its shareholders in the following percentages:

Northwestern:	70%
Minera Tango:	30%
3.2	Share Capital

The initial share capital of the Mining Company shall consist of 100 shares or such minimum number required by Applicable Laws which is evenly divisible by 100, which shares shall be issued to Northwestern or NMS and Minera Tango in accordance with section 3.1 and shall be issued for nominal consideration in Mexican currency as permitted under Applicable Law.

3.3	Transfer of Concessions

Upon incorporation of the Mining Company, all registered and beneficial right, title and interest in and to each of the concessions that comprise the Concessions and any other rights, title or interest deriving therefrom of either of Minera Tango or Northwestern or NMS shall be conveyed by each of Minera Tango and Northwestern and NMS to the Mining Company for an amount in Mexican currency equal to US$4,285,785, of which US$3,000,000 shall be deemed contributed by Northwestern (either directly or through NMS) and US$1,285,785 shall be deemed contributed by Minera Tango. For the purposes of this section 3.3, Minera Tango and Northwestern agree to convert such amounts from U.S. Dollars to Mexican Pesos at the rate referenced by the Banco de Mexico FIX U.S. Dollar/Mexican Peso exchange rate on the date of incorporation of the Mining Company, as such rate is published in the Diario Oficial de la Federación.

3.4	Shareholders’ Agreement

Immediately upon the incorporation of the Mining Company and prior to the transfer of the Concessions to the Mining Company pursuant to section 3.3, Minera Tango, Northwestern or NMS and the Mining Company shall enter into and deliver to each other the Shareholders’ Agreement, which agreement shall take effect and govern the relationship of such parties with effect on the Effective Date (as such term is defined in the Shareholders’ Agreement).

ARTICLE 4

DELIVERY OF DATA AND PROPERTY

4.1	Data

Minera Tango shall make available to Northwestern and NMS copies, or originals for copy by Northwestern or NMS at Minera Tango’s office, of all maps, reports, results of surveys and drilling, assay results, environmental studies, notification from Government Agencies and any other reports or information Minera Tango may have prepared, caused to be prepared or received with respect to the Concessions in its possession or control, whether in paper or electronic format, provided that all such maps, reports, results of surveys and drilling, assay results, environmental studies, notifications from Government Agencies and other reports of information shall be kept confidential by Northwestern and NMS as provided in Article 8 and further provided that Minera Tango shall retain exclusive title thereto. Such deliveries are for the information and convenience of Northwestern only. Minera Tango does not represent the accuracy or completeness of such deliveries and shall not be liable for any errors or omissions with respect thereto.

4.2	Title to Concessions

Title to the Concessions shall remain registered or recorded in the name of Minera Tango until such time as Northwestern shall have duly and properly exercised the Option in accordance with the terms of this Agreement, whereupon title to the Concessions shall be transferred and assigned to, and registered or recorded in the name of, the Mining Company. Northwestern shall have the right to register notice of this Agreement for the sole purpose of giving notice of its Option rights hereunder. Such notice shall be removed and discharged by Northwestern upon termination of this Agreement. In the event Northwestern does not remove such notice within 30 days of the termination of this Agreement, Minera Tango shall be entitled to complete and register, record or file such discharges and remove such notice and for such limited purpose Northwestern hereby appoints any current director of Minera Tango as its attorney with full power of substitution.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Minera Tango

Minera Tango, acknowledging that Northwestern is entering into this Agreement in reliance thereon, hereby represents and warrants to Northwestern that, as of the Effective Date:

(a)	Minera Tango is a corporation duly incorporated and validly subsisting and in good standing under the laws of Mexico;
(b)	Minera Tango has the power, capacity and authority to enter into and perform this Agreement and all transactions contemplated herein;
(c)

Minera Tango has all necessary corporate power to own its properties and assets, including its right, title and interest in and to the Concessions, and to carry on its business as now conducted or proposed to be owned and to be conducted by it and is registered as required and in good standing with respect to the filing of returns under all Applicable Laws of all jurisdictions in which it carries on business, including, without limitation, the laws of Mexico;

(d)

the grant of the Option pursuant to this Agreement, and the execution, delivery, performance and consummation of the transactions contemplated by this Agreement, will not result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Minera Tango is a party or by which it is bound or to which its properties or assets are subject nor will such action conflict with or result in any violation of the provisions of its charter documents or any Applicable Law;

(e)

this Agreement has been duly executed and delivered by Minera Tango and is valid and binding upon Minera Tango in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws presently or hereinafter in effect affecting the enforcement of creditors’ rights generally or other equitable principles;

(f)

there are no outstanding rights, agreements or obligations, or understandings capable of becoming rights, agreements or obligations, to acquire any right or title to the Concessions, except for the Existing Royalties;

(g)

to the knowledge of Minera Tango, there will be no restrictions to access the mining lots covered by the Concessions from and after the Effective Date by farming activity, mining activity or any other activity that may restrict the conduct of Work by Northwestern through NMS on the mining lots covered by the Concessions from and after the Effective Date; and

(h)	the Concessions is presently in good standing under Applicable Laws and is free and clear of any Encumbrances, subject to the Existing Royalties.
(i)	Minera Tango is the sole registered and beneficial owner of a 100% interest in the Concessions, free and clear of all Encumbrances other than the Existing Royalties, except for the concession of the “La Cruz” lot, title 227828, which is in the process of being transferred from Minera Camargo, S.A. de C.V. to Minera Tango;

(j)	it has obtained all required approvals and authorizations to grant the Option to Northwestern;
(k)

there is no actual, threatened or, to its knowledge, contemplated Claim or challenge relating to the Concessions, nor to the best of its knowledge is there any basis therefor, and there is not presently outstanding against Minera Tango any judgment, decree, injunction, rule or order of any court, Governmental Agency or arbitrator which would have a material effect upon the Concessions;

(l)

all taxes, assessments, rentals, levies and other payments, as well as all reports, relating to the Concessions and required to be made, performed and filed to and with any Governmental Agency in order to maintain the Concessions in good standing have been so made, performed or filed, as the case may be;

(m)	to Minera Tango’s knowledge, there has been no Claim made by any aboriginal peoples or “Ejidos” or “communidades inígenas” with respect to any right or interest in or to the Concessions;
(n)

to Minera Tango’s knowledge, conditions on and relating to the Concessions and the mining lots covered by the Concessions respecting all past and current operations thereon conducted by Minera Tango are in compliance in all material respects with all Applicable Laws, including all Environmental Laws;

(o)

it has not received any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the mining lots covered by the Concessions or any operations carried out thereon by Minera Tango; and

(p)	it has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated herein.
(q)	the description of the Concessions set forth herein is true and correct;
(r)	to the knowledge of Minera Tango, there have been no Mining Operations conducted on the mining lots covered by the Concessions to the date hereof except for exploration work;
(s)	no Material Contracts have been entered into and remain in existence as of the date hereof with respect to the Concessions, other than the Existing Royalties;
5.2	Representations and Warranties of Northwestern

Northwestern, acknowledging that Minera Tango and Yamana are entering into this Agreement in reliance thereon, hereby represents and warrants to Minera Tango and Yamana that, as of the Effective Date:

(a)	Northwestern is a corporation duly incorporated and validly subsisting and in good standing in respect of filing returns under the laws of the Province of Ontario;
(b)

Northwestern has the power, capacity and other authority to enter into and perform its obligations under this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize Northwestern to enter into and perform this Agreement have been properly taken;

(c)

Northwestern has all necessary corporate power to own properties and assets and to carry on its business as now conducted by it, and is registered as required and is in good standing with respect to the filing of returns under the laws of all jurisdictions in which it carries on business;

(d)

this Agreement has been duly executed and delivered by Northwestern and is valid and binding upon Northwestern in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws presently or hereinafter in effect affecting the enforcement of creditors’ rights generally or other equitable principles; and

(e)

the execution, delivery, performance and consummation of the transactions contemplated by this Agreement will not result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Northwestern is a party or by which it is bound or to which its properties or assets are subject nor will any of the foregoing conflict with or result in the violation of the provisions of its charter documents or any Applicable Law.

(f)	As at the date of this Agreement, the authorized capital of Northwestern consists of an unlimited number of common shares, of which 104,026,117 are issued and outstanding;
(g)

Northwestern is, and for more than four (4) months preceding the date of this Agreement has been, a reporting issuer not in material default under any Securities Laws or the rules, by-laws or policies of any securities commission or stock exchange on which any securities of Northwestern are listed and; (i) it has filed with all applicable securities regulatory authorities, all forms, reports and documents required to be filed by it pursuant to such securities laws and published policies of such regulatory authorities on a timely basis other than where the failure to file would not have a material adverse effect on Northwestern; (ii) all such filings when made complied in all material respects with then-applicable legal and regulatory requirements; (iii) as of their respective dates, none of these filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) no confidential disclosure has been made under any Canadian securities laws applicable to it;

(h)

The issuance by Northwestern to Yamana of all Northwestern Shares in accordance with the terms of this Agreement is exempt from the prospectus and registration requirements of the Securities Laws. In addition, the first trade by Yamana of any of the Northwestern Shares issued to it under this Agreement will be exempt from the prospectus requirements of the Securities Laws and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained under the Securities Laws in connection with such first trade provided that:

(i)	Northwestern is and has been reporting issuers in a jurisdiction of Canada for the four months immediately preceding the trade;
(ii)	at least four months and one day have elapsed from the date of issuance of the Northwestern Shares;
(iii)	each certificate representing the Northwestern Shares carries a legend stating:

“Unless permitted under securities legislation, the holder of the security must not trade the security before [insert the date that is 4 months and a day after the distribution date]”.

(iv)	such trade is not a control distribution (as such term in is defined in the Multilateral Instrument 45-102);
(v)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;
(vi)	no extraordinary commission or consideration is paid to a person or company in respect of the trade; and
(vii)	if Yamana is an insider of Northwestern, the selling security holder has no reasonable grounds to believe that Northwestern is in default of securities legislation;
(i)

The outstanding common shares in the capital of Northwestern are, and at the time of issuance of the Northwestern Shares, the Northwestern Shares will be, listed and posted for trading on the TSX Venture Exchange or such other stock exchange on which the common shares of Northwestern are listed at the time of issue, and no order ceasing or suspending trading in any securities of Northwestern has been issued and no proceedings for such purpose are pending, or to the knowledge of Northwestern, threatened;

(j)

Northwestern’s consolidated audited financial statements for the years ended December 31, 2004 and 2005, and Northwestern’s consolidated unaudited financial statements for the six month period ended June 30, 2006 present fairly in all material respects the consolidated financial position, results of operations and cash flows of Northwestern as at the date and for the periods indicated therein in accordance with Canadian generally accepted accounting principles. Since their date, there has been no change in the financial condition, assets, liabilities or business of Northwestern other than changes in the ordinary course of business that neither individually or in the aggregate would have a material adverse effect on Northwestern and its subsidiaries;

(k)	No orders suspending the sale or ceasing the trading of any securities issued by Northwestern have been issued by any Government Agency in Canada, and no proceedings for such purpose are pending or, to the knowledge of Northwestern, threatened; and

(l)	Northwestern has no material indebtedness or liabilities other than as disclosed in the financial statements referenced in section 5.2(j); and
(m)

There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Northwestern, threatened against Northwestern, by or before any Governmental Authority or by any third party other than as publicly disclosed on the System for Electronic Document Analysis and Retrieval (SEDAR).

5.3	Survival of Representations and Warranties

The representations and warranties set forth in sections 5.1 and 5.2 shall survive the execution and delivery of this Agreement for a period of two (2) years.

5.4	Investigations

No investigations made by or on behalf of a Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party in or pursuant to this Agreement.

ARTICLE 6

RIGHT TO ENTER AND DO WORK/MANAGEMENT COMMITTEE/BUDGETS

6.1	Rights of Operator

Subject to the provisions of this Agreement, Northwestern shall, so long as Northwestern has not exercised its Option under section 2.8 and Minera Tango, Northwestern and the Mining Company have not yet entered into the Shareholders’ Agreement, be the Operator of the Concessions and their corresponding mining lots through NMS and, subject to the right of Minera Tango to enter in, under or upon the mining lots covered by the Concessions in accordance with the terms of this Agreement and subject to the provisions of the concessions that comprise the Concessions, any Applicable Laws and the rights of any Government Agency, shall have the sole and exclusive right:

(i)	to enter in, under or upon the mining lots covered by the Concessions;
(ii)	to have possession of the mining lots covered by the Concessions;
(iii)

to carry out such Work as Northwestern in its sole discretion considers advisable including bringing or erecting upon the mining lots covered by the Concessions machinery, equipment and ancillary facilities including, without limiting the generality of the foregoing, housing, utility services, roads, conveyors, plants, buildings, waste areas, tailing areas and disposal areas or systems;

(iv)	obtain and maintain in the name of Minera Tango all concessions, licences, permits and authorizations required to carry out the Work; and

(v)

to remove Ore, minerals or metals from the mining lots covered by the Concessions in such reasonable quantities for the purpose of obtaining assays or making other tests. Any income derived from the sale of such Ore, minerals or metals removed from the mining lots covered by the Concessions in accordance with the foregoing shall be applied by the Operator to Work Costs but not applied to the $3,000,000 of Work Costs to be incurred by Northwestern directly or through NMS in order to exercise the Option.

6.2	Maintenance of Concessions

During the Option Period, Northwestern shall take all measures required to maintain the Concessions in good standing with all Government Agencies and under all Applicable Laws, except any Dropped Concessions, which shall be dealt with in accordance with section 2.11. During the Option Period, Northwestern shall, in a timely manner, fund in accordance with section 6.3 all Work Costs and carry out all acts required to maintain the Concessions in good standing with all Government Agencies and under all Applicable Laws, including, without limitation, the payment of any and all Maintenance Costs. Northwestern shall fund and pay the Maintenance Costs directly or indirectly until:

(a)	Northwestern or NMS has exercised the Option, or
(b)	the Option expires or is terminated without having been exercised by Northwestern or NMS;

whichever occurs first. If the Option expires or is terminated without having been exercised by Northwestern, either directly or through NMS, Minera Tango shall be responsible for, and pay and fund all Maintenance Costs from and after the date of such expiration or termination. Where Northwestern, directly or indirectly, has exercised the Option, the Mining Company shall be responsible for and pay all Maintenance Costs from and after the Earn-In Date. For greater certainty, Northwestern’s obligation to pay Maintenance Costs applies only to Maintenance Costs, the liability for which did not arise prior to the Effective Date.

6.3	Maintenance Costs Budget

Minera Tango shall provide Northwestern with an annual budget and timetable for expending and performing the Maintenance Costs (the “Annual Budget”) within 45 days of the Effective Date and shall provide Northwestern with an Annual Budget within 45 days of each anniversary date of the Effective Date. During the Option Period, Northwestern shall pay all Maintenance Costs to the applicable person as such costs become due. Minera Tango shall be entitled to revise any Annual Budget upon a change in the amount and/or timing of performance of any Maintenance Costs.

6.4	Delivery of Programs and Budgets

No later than thirty (30) days after the Effective Date, Northwestern shall deliver to Minera Tango a written program and budget specifying in reasonable detail an outline, including the estimated Work Costs together with an activities schedule and timetable, of any and all research, prospecting, exploration and development proposed to be carried out during the first phase of the exploration program Northwestern proposes to carry out on the mining lots covered by the

Concessions, which shall be in the sole discretion of Northwestern. Within sixty (60) days of completion of such program and budget and each subsequent phase of the exploration program, Northwestern will prepare and provide Minera Tango with a program and budget for the next phase of the program. Northwestern will give detailed advance notice in writing to Minera Tango of any material deviation from any program and budget, together with the reasons therefore and a revised program and budget for the remaining months of the applicable Work Costs period.

6.5	Informal Advisory Committee

During the Option Period, an informal committee consisting of Northwestern and Minera Tango management and technical personnel shall meet on at least a semi-annual basis or on such shorter basis as mutually deemed necessary by Northwestern and Minera Tango to address matters relating to Work to be conducted by Northwestern through NMS as Operator pursuant to this Agreement. Northwestern shall take into account in good faith any technical and managerial comments made by the representatives of Minera Tango, but shall continue to have sole discretion regarding all Work Costs incurred.

6.6	Conduct of Work

All Work conducted by Northwestern through NMS or its Agents on the mining lots covered by the Concessions shall be done in a prudent and workmanlike manner to the best of its ability, skill and judgment and in accordance with good mining practice and in compliance with all Applicable Laws, and in accordance with the terms of the applicable concessions, licences, permits and agreements pertaining to the Concessions. Northwestern shall promptly notify Minera Tango of any allegations of violation of any of the foregoing.

6.7	Insurance

During the Option Period, Northwestern through NMS as Operator shall acquire and maintain adequate insurance coverage in accordance with normal industry standards and practice protecting the interests of Minera Tango (including from third party claims) and shall cause its Agents to obtain and maintain similar adequate insurance. For greater certainty and without limitation, such insurance shall include public liability and property damage coverage in accordance with normal industry standards naming Minera Tango as an insured, with severability of interest and protecting the interests of Minera Tango (including from third party claims).

6.8	Removal of Liens

During the Option Period, Northwestern through NMS as Operator shall pay or cause to be paid all Agents of Northwestern including, without limitation, workers or wage earners employed by Northwestern through NMS on the mining lots covered by the Concessions and for all material purchased by Northwestern in connection with all Work which might give rise to a lien or privilege on the mining lots covered by the Concessions. Should any such lien or privilege be recorded against the Concessions in consequence of any Work done on the mining lots covered by the Concessions by or for Northwestern through NMS, Northwestern through NMS shall forthwith take all such actions, including initiating legal proceedings, as may be necessary to have such lien or privilege removed or discharged from the Concessions and shall have the same removed or discharged with all reasonable dispatch provided, however, that upon such removal or discharge of such lien or privilege, Northwestern or NMS may proceed to contest any such claim of lien or privilege in good faith and diligently.

6.9	Reports and Inspection

As Operator, Northwestern shall provide Minera Tango, when Work is being conducted during the Option Period, with: (i) quarterly reports indicating the status of all Work; (ii) a copy of all factual geologic information by December 31 of each year the Agreement is in force; and (iii) timely current reports and information forthwith upon the occurrence of any material results or events, supported by copies of relevant data in respect of such material results or events. Northwestern and Minera Tango shall each keep confidential all of such reports and information as provided by Article 8. Minera Tango shall retain exclusive title to such reports and information during the Option Period. Upon the exercise of the Option by Northwestern, title to such reports and information shall be transferred by Minera Tango to the Mining Company.

6.10	Access

During the Option Period, Minera Tango shall have, at all reasonable times, timely access to the mining lots covered by the Concessions and to all data, studies, maps, drill core and all other information generated by Northwestern or NMS in respect of or derived from the Concessions and their mining lots, in all cases at its own risk and cost.

6.11	Indemnification by Operator
(a)

Northwestern as Operator shall indemnify and hold harmless Minera Tango and its Affiliates and their respective directors, officers, managers, employees and representatives from, against and in respect of any and all Losses actually suffered or incurred by such Persons arising out of or in any way connected with operations or Work conducted by Northwestern through NMS or its Agents on or in respect of the Concessions and their mining lots or other actions of Northwestern or of NMS as Operator or by Northwestern’s Agents, including reclaiming all or any part of the Concessions in respect of any work performed by Northwestern through NMS or its Agents, or in respect of the Concessions or their mining lots, or Northwestern’s failure to fund and pay Maintenance Costs in accordance with the terms of this Agreement.

(b)

The Parties acknowledge and agree that Northwestern shall not be responsible for any environmental or other liabilities resulting from Work conducted on the mining lots covered by the Concessions prior to the Effective Date.

(c)

Each Party covenants and agrees with the other Party (the Party so covenanting being referred to in this section as the “Indemnifying Party”, and the other Party being referred to in this section as the “Indemnified Party”) that the Indemnifying Party shall:

(i)	be solely liable and responsible for any and all Claims which the Indemnified Party or any of its Agents (or Agents of its Affiliates), may suffer, sustain, pay or incur; and

(ii)

indemnify and save the Indemnified Party and its Agents (and Agents of its Affiliates), harmless from any and all Claims which may be brought against or suffered by such persons or which they may sustain, pay or incur, as a result of, arising out of, attributable to or connected with any breach or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Indemnifying Party under this Agreement or any misstatement or inaccuracy of or any other incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement, or in the event that Minera Tango is the Indemnifying Party, any environmental or other liabilities resulting from Work conducted on the Concessions prior to the Effective Date. This section 6.11 shall survive the termination or expiry of this Agreement.

6.12	NMS
(a)

Notwithstanding any provision to the contrary contained in this Agreement, Northwestern shall not permit NMS to carry out, conduct, perform, undertake or fulfill any of covenant or obligation of Northwestern under this Agreement that NMS is entitled to carry out, conduct, perform, undertake or fulfill in accordance with the terms of this Agreement, or permit NMS to enforce any rights granted to Northwestern under this Agreement, including the right to maintain and exercise the Option, unless:

(i)	NMS is duly incorporated, organized and in good standing during the term of this Agreement under all applicable Mexican laws (including Mexican Official Standards and Non-Official Standards); and
(ii)	NMS is and remains during the term of this Agreement an Affiliate of Northwestern.
(b)	Upon the due incorporation of NMS, Northwestern shall cause NMS to agree in writing in favour of Minera Tango and Yamana to be bound by the terms of this Agreement.
(c)

Northwestern hereby agrees that it shall remain jointly and severally liable for any and all Losses incurred or suffered by Minera Tango or Yamana resulting from any act or omission of NMS arising out of or in connection with this Agreement.

ARTICLE 7

TERMINATION

7.1	Termination Events

Subject to the obligations of the Parties which expressly survive the termination of this Agreement, the Option shall terminate:

(a)

if Northwestern fails (i) to deliver notice to Minera Tango and Yamana that it has exercised the Option in accordance with section 2.8; or (ii) fails to incur the required Work Costs (or make payments to Minera Tango in lieu thereof) on or before the relevant Expenditure Date as set forth in section 2.3(a); or (iii) fails to issue and deliver the Northwestern Shares to Yamana in accordance with the schedule set out in section 2.3(b);

or (iv) fails to pay the Cash Consideration to Yamana in accordance with the schedule set out in section 2.3(c), on the date immediately following the date such notice or other deliveries were deliverable or the date immediately following such relevant Expenditure Date, as the case may be;

(b)

upon receipt by Minera Tango and Yamana of notice from Northwestern pursuant to section 2.3 given prior to the exercise of the Option that Northwestern will not incur the Work Costs in accordance with section 2.3(a), issue and deliver the Northwestern Shares to Yamana in accordance with section 2.3(b) and/or pay the Cash Consideration to Yamana in accordance with section 2.3(c);

(c)

following fifteen (15) Business Days prior written notice to Northwestern from Minera Tango (with a copy to Yamana), if Northwestern shall fail to fund directly or indirectly the Maintenance Costs in respect of the Concessions or any part thereof in accordance with the terms hereof and Northwestern has not cured such default within such fifteen (15) Business Day period; or

(d)	upon the mutual consent of the Parties;

provided that for greater certainty, and without limitation, sections 7.2 through 7.6 inclusive as well as Article 8 shall survive the termination of this Agreement.

7.2	Release and Quitclaim of Concessions

If this Agreement or the Option is terminated by notice from Northwestern prior to the exercise of the Option, Northwestern shall forthwith, and in any event within fifteen (15) days of such termination, deliver to Minera Tango a release and quitclaim in form and content satisfactory to Minera Tango, acting reasonably, with respect to the Concessions and this Agreement (except such portions of this Agreement that survive the termination of this Agreement).

7.3	Maintenance Costs

Upon termination of the Option, Northwestern shall ensure that it has funded all Maintenance Costs payable up to the date of termination of the Option in accordance with the terms hereof and that the Concessions, their mining lots and all related concessions, permits and licences are in good standing for not less than six (6) months after termination, free and clear of all Encumbrances, subject to the Existing Royalties.

7.4	Delivery of Data

Upon the termination of the Option, Northwestern shall deliver to Minera Tango within thirty (30) days of the date of termination of the Option, all originals of maps, reports, results of surveys and drilling, assay results, environmental studies, notifications from Government Agencies and all other reports of information provided to Northwestern by Minera Tango as well as copies of any assay plans, drill records, information, maps and other pertinent exploration reports produced by Northwestern through NMS or its Agents and related to the Concessions and their mining lots.

7.5	Removal of Liens

If upon or following termination of the Option, a lien on the Concessions shall arise in connection with Work conducted by Northwestern through NMS or its Agents and Northwestern shall wish to contest such lien, Northwestern shall post security sufficient to permit such lien to be discharged and shall forthwith take all such measures as are necessary in order to discharge such lien, provided that, upon such removal of any such liens, Northwestern either directly or through NMS may proceed to contest any such liens in good faith.

7.6	Removal of Buildings and Environmental Matters

Upon termination of the Option:

(a)

all buildings, plant, equipment, machinery, tools, appliances and supplies which may have been brought upon the mining lots covered by the Concessions by or on behalf of Northwestern through NMS as Operator shall be removed by Northwestern at any time not later than one hundred and eighty (180) days after termination of the Option, unless other arrangements on terms satisfactory to Minera Tango are made between Northwestern and Minera Tango, and if not so removed, such buildings, plant and equipment, machinery, tools, appliances and supplies shall, at the sole option of Minera Tango, become the property of Minera Tango as may be removed by Minera Tango or its Agents at the expense of Northwestern; and

(b)

Northwestern through NMS shall perform all rehabilitation, reclamation or pollution control on the mining lots covered by the Concessions which is required as a result of Northwestern’s, NMS’s or their Agents’ activities thereon, to the standard required in accordance with all Applicable Laws as approved by the appropriate Government Agency having jurisdiction.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1	Confidentiality
(a)

The Parties agree to treat this Agreement and all terms and conditions hereof, and all data, reports, records, and other information, coming into the possession of the Parties and their employees, agents, contractors and Affiliates by virtue hereof, as confidential except if disclosure is required by Applicable Law or by any Government Agency. Such information shall not be otherwise disclosed to any Person without the prior consent of the other Party, which consent shall not be unreasonably withheld.

(b)	The consent required by this section 8.1(a) shall not apply to a disclosure to:
(i)	comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction;
(ii)	a director, officer or employee of a Party;

(iii)	an Affiliate of a Party;
(iv)	an Agent of a Party that has a bona fide need to be informed;
(v)	any third party to whom the disclosing Party may assign any of its rights under this Agreement; or
(vi)	a bank or other financial institution from which the disclosing Party is seeking equity or debt financing;

provided, however, that in the case of paragraphs (v) and (vi) the third party or parties, as the case may be, agree to maintain in confidence for a period of not less than two years with respect to any of the confidential information so disclosed to them.

(c)	The obligations of confidentiality and prohibitions against use under this Agreement shall not apply to information that the disclosing Party can show by reasonable documentary evidence or otherwise:
(i)	as of the Effective Date, was in the public domain other than as a result of a breach of this Article 8;
(ii)

after the Effective Date, was published or otherwise became part of the public domain through no fault of the disclosing party or an Affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); or

(iii)	was information that the disclosing party or its Affiliates were required to disclose pursuant to the order of any Governmental Agency or judicial authority.
8.2	Public Announcements

No public statement or press release shall be made by any Party unless such Party making such disclosure shall consult with the other Party prior to making such statement or press release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or press release which is satisfactory to the Parties, subject in all cases to Applicable Law. For greater certainty, the Parties agree that the foregoing provisions of this section 8.2 shall not operate to prohibit any Party from issuing a public statement or press release where it is required by Applicable Law.

ARTICLE 9

OTHER BUSINESS OPPORTUNITIES

9.1	Relationship of the Parties

The rights, privileges, duties, obligations and liabilities, as between Minera Tango and Northwestern shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or, subject as herein specifically provided, a trust of any kind or as imposing upon either of Minera Tango and Northwestern any partnership duty, obligation or liability, including, without limitation, any fiduciary duty or obligation. Neither Minera Tango nor Northwestern is liable for the acts, covenants and agreements of the other.

9.2	Other Opportunities

Each of Minera Tango and Northwestern shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. Neither Minera Tango nor Northwestern shall be under any fiduciary or other duty to the other which shall prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement. The legal doctrine of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of Minera Tango and Northwestern. Each of Minera Tango and Northwestern hereby waives its rights to partition of the Concessions and agrees that it will not seek or be entitled to partition of the Concessions, whether by way of physical partition, judicial sale or otherwise.

ARTICLE 10

NOTICES

10.1	Notices

All payments, notices, reports or other communications required or permitted by this Agreement shall be deemed to have been properly given and delivered when delivered by facsimile transmission (with an original copy subsequently delivered by registered mail) or by delivery by courier or by hand with all delivery charges fully prepaid and addressed to the Parties, respectively, as follows:

To Minera Tango at:

c/o Yamana Gold Inc.

150 York Street, Suite 1102

Toronto, Ontario

M5H 3S5

Attention: Jacqueline Jones

Facsimile No.: 416-815-0021

To Northwestern at:

36 Toronto Street

Suite 1000

Toronto, Ontario

M5C 2C5

Attention: President

Facsimile No.: 416-367-6891

with a copy to:

Goodman & Carr LLP

2300-200 King Street West

Toronto, Ontario

M5H 3W5

Attention: Jay Goldman

Facsimile: 416-595-0567

To Yamana at:

150 York Street

Suite 1102

Toronto, Ontario

M5H 3S5

Attention: President

Facsimile No.: 416-815-0221

with a copy to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza

40 King Street West

Toronto, Ontario

M5H 3C2

Attention: Mark Bennett

Facsimile No.: 416-350-6933

or to the latest known address of the Party concerned, as furnished pursuant to section 10.3.

10.2	Receipt

The date of receipt by the addressee of all notices given and delivered by facsimile transmission or delivered by courier or by hand as aforesaid shall be the date of actual delivery.

10.3	Change of Address

A Party may change its address for the purpose hereof by giving written notice of such change to the other Party at the latest address provided in accordance with this Article 10.

ARTICLE 11

FORCE MAJEURE

11.1	Force Majeure
(a)

Time shall be of the essence of this Agreement, provided however that notwithstanding anything to the contrary contained herein, if any Party should at any time or times during the currency of this Agreement be delayed in or prevented from complying with this Agreement by reason of wars, acts of God, strike, lockouts or other labour disputes, inability to access its place of business or the mining lots covered by the Concessions (other than inability to access the mining lots covered by the Concessions because of the seasonality of weather conditions for which Northwestern or NMS has not properly and adequately planned), acts of public insurrection, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from any Government Agency having jurisdiction (but only in the circumstances that the Operator has filed timely and complete applications for such approvals from such Government Agencies having jurisdiction), including environmental protection agencies, interference of persons primarily concerned about environmental issues or native rights groups or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of the applicable Party, but excluding for greater certainty, the lack or unavailability of funds, the period of all such delays resulting from such causes or any of them, shall be excluded in computing the time within which anything required or permitted by the applicable Party to be done, is to be done hereunder, and the time within which anything is to be done hereunder shall be extended by the total period of all such delays. Nothing contained in this Article shall require the applicable Party to settle any labour dispute or to test the constitutionality of any enacted law. In the event that any Party asserts that an event of force majeure has occurred, it shall complete such commercially reasonable actions or cause such commercially reasonable actions to be completed as may be necessary to correct or terminate the alleged event of force majeure and give notice in writing to the other Parties specifying the following:

(i)	the cause and nature of the alleged event of force majeure;
(ii)	a summary of the action it or its Agents have taken to the date of such notice to correct the alleged event of force majeure;
(iii)	confirmation as to all acts, actions and things done by it or its Agents to terminate the event of force majeure; and
(iv)	the reasonably expected duration of the period of force majeure.
(b)

Any Party asserting an event of force majeure shall provide ongoing periodic notice in writing to the other Party with respect to such events of force majeure, including the matters set out above, within 15 days of the end of each calendar month during the period of force majeure and shall provide prompt notice in writing to the other Party upon the termination of the event of force majeure.

ARTICLE 12

ARBITRATION

12.1	Arbitration

Any matter in this Agreement in dispute between the Parties which has not been resolved by the Parties within fifteen (15) days of the delivery of notice by either Party of such dispute shall be referred to binding arbitration. Such referral to binding arbitration shall be to a qualified single arbitrator pursuant to the Arbitration Act, 1991 (Ontario), which Act shall govern such arbitration proceeding in accordance with its terms except to the extent modified by the rules for arbitration set out in Schedule “E”. The determination of such arbitrator shall be final and binding upon the Parties hereto and the costs of such arbitration shall be as determined by the arbitrator. The Parties covenant that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

ARTICLE 13

GENERAL

13.1	Further Assurances

Each party hereto shall, from time to time, and at all times, perform all acts and execute and deliver the deeds and documents and give such assurances as are reasonably required in order to perform, carry out, and give effect to the terms of this Agreement.

13.2	Effect of Waiver

A waiver of any breach of a provision of this Agreement shall not be binding upon a party hereto unless the waiver is in writing and such waiver shall not affect such party’s rights in respect of any subsequent breach.

13.3	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and their permitted assigns.

13.4	Assignment

Neither Minera Tango nor Northwestern shall sell, transfer, assign or convey this Agreement (and in the case of Minera Tango, the Concessions), or any of its rights, benefits, privileges or obligations hereunder, without the prior written consent of the other, which consent may not be unreasonably withheld, provided that either Minera Tango or Northwestern may sell, transfer, assign or convey this Agreement (or, in the case of Minera Tango, the Concessions) and its rights, benefits and privileges thereunder, to an Affiliate, provided that:

(i)	the assigning party delivers written notice of such assignment to the non-assigning party;
(ii)	such Affiliate agrees in writing with the non-assigning party and Yamana to be bound by the terms of this Agreement;

(iii)	before such Affiliate ceases to be an Affiliate of the assigning party, the interest assigned must be assigned back to such assigning party; and
(iv)	notwithstanding such assignment, the assigning party shall continue to be bound by the terms of this Agreement.
13.5	Acts in Good Faith

Each party hereto shall at all times during the currency of this Agreement and after the expiry or termination of the Option, if applicable, act in good faith with respect to the other parties hereto and shall do or cause to be done all things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

13.6	Expenses

Each party hereto shall bear and pay for its respective costs and expenses, including, but not limited to, all legal fees, costs and expenses, incurred in connection with the negotiation, preparation and execution of this Agreement and the Shareholders’ Agreement. For greater certainty, any and all such costs and expenses shall not constitute or compromise the Work Costs.

13.7	Severability

Any provision of this Agreement which is invalid or unenforceable shall not effect any other provision and shall be deemed to be severable from this Agreement.

13.8	Amendment

None of the provisions of this Agreement shall be amended or modified shall be effective unless made in writing and signed by all of the parties hereto.

13.9	Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof, including the Letter Agreement and the RNC Agreement. The execution of this Agreement has not been induced by, nor do the parties hereto rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

13.10	Choice of Language

The parties hereto have expressly required that this Agreement and all documents and notices relating hereto be drafted in English.

[Signature Page to Follow on Page 32]

13.11	Counterparts & Delivery

This Agreement may be executed in counterparts and delivered by facsimile transmission with original copies to be delivered forthwith thereafter, each of which counterparts so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Option Agreement effective as of the day and year first above written.

MINERA TANGO, S.A. de C.V.

Per:
Name:
	Title:	c/s

NORTHWESTERN MINERAL VENTURES INC.

Per:
Name:
	Title:	c/s

YAMANA GOLD INC.

Per:
Name:
	Title:	c/s

SCHEDULE “A”

CONCESSION LIST

Mining Concessions granted by the Mexican Government over the following mining lots:

Mining Lots	Title Number	File Number	Title Date	Surface area in Ha.	Municipio/State
Picachos	211194	025/24465	11-Apr-00	4225.4414	San Dimas, Durango
Camargo	217367	025/30728	9-Jul-02	2561.871	San Dimas, Durango
Camargo-2	226380	025/31774	13-Jan-06	865.6426	San Dimas, Durango
La Cruz	227828	025/32595	22-Aug-06	122	San Dimas, Durango

SCHEDULE “B”

FORM OF SHAREHOLDERS’ AGREEMENT

SCHEDULE “C”

EXISTING ROYALTIES

1.	1.75% net smelter return royalty payable to Minera Camargo, S.A. de C.V. pursuant to a Royalty Agreement between Minera Tango and Minera Camargo, S.A. de C.V. dated September 7, 2006.

SCHEDULE “D”

MINING COMPANY BY-LAWS

ESCRITURA NUMERO.

LIBRO MIL SEISCIENTOS OCHENTA Y NUEVE

EN MEXICO, DISTRITO FEDERAL, a los XXXXXX días del mes de XXXXXXXXX del dos mil seis, ante mí, Licenciado XXXXXXXXXXXXXXX, Titular de la Notaría número XXXXXXXX de este Distrito, comparecen (SE INSERTARÁN LOS NOMBRES DE LOS ACCIONISTAS) y otorgan:

LA CONSTITUCION DE UNA SOCIEDAD MERCANTIL ANONIMA

DE CAPITAL VARIABLE

PERMISO DE LA SECRETARIA DE RELACIONES EXTERIORES.

Marcado con la letra “A” y número de la presente escritura, agrego al apéndice del protocolo, el Permiso expedido por la Secretaría de Relaciones Exteriores, que es como sigue:(Se transcribirá aquí el texto integro del permiso que otorgue la Secretaría de Relaciones Exteriores)

C L A U S U L A S

PRIMERA.- DENOMINACION.- Las comparecientes, por el presente instrumento constituyen una sociedad anónima de capital variable que se denominará “XXXXXXXXXX”, debiendo ir seguida de las palabras SOCIEDAD ANONIMA DE CAPITAL VARIABLE, o de su abreviatura “S.A. DE C.V.”

SEGUNDA.- DURACION.- NOVENTA Y NUEVE AÑOS, contados a partir de la fecha de firma de esta escritura.

TERCERA.- DOMICILIO.- LA CIUDAD DE MEXICO, DISTRITO FEDERAL, sin perjuicio de establecer oficinas o sucursales en cualesquiera otro lugar de la República o del

Extranjero sin que por ello se entienda cambiado dicho domicilio.

CUARTA.- OBJETO.- ES EL SIGUIENTE:

I.- La adquisición, transferencia, exploración, explotación por cualquier título legal de fundos mineros o de derechos relacionados con ellos.

II.- La obtención por cualquier título legal de concesiones, permisos, autorizaciones o contratos para la exploración y explotación de minerales metálicos y no metálicos.

III. La exploración, explotación, extracción, preparación, elaboración, molienda, beneficio, fundición, refinación, conversión, tratamiento y preparación para el mercado y la venta de toda clase de metales y minerales metálicos y/o no metálicos, y la fabricación, industrialización, producción, uso y venta de toda clase de substancias y productos minerales y químicos y de productos minerales y metálicos.

IV. La adquisición, desarrollo y venta por cualquier título de concesiones y derechos sobre fundos mineros, plantas de beneficio de fundición, o de cualesquiera otras plantas que los requieran.

V. La adquisición, construcción, establecimiento y operación bajo cualquier título legal, de toda clase de plantas de beneficio, plantas de tratamiento de minerales, plantas metalúrgicas, plantas de productos químicos, plantas para el proceso, fabricación e industrialización de productos minerales, metálicos o no metálicos y plantas, instalaciones o servicios relacionados con aquellas o con la operación de las mismas.

VI. La compra, venta, permuta y comercio en general con toda clase de minerales y metales y con toda clase de substancias y productos químicos y de productos minerales y metálicos; y la adquisición de toda clase de minerales concentrados, metales y substancias necesarios para el beneficio o tratamiento de minerales y para la operación de plantas de productos metalúrgicos o químicos o de productos minerales y demás plantas antes mencionadas.

VII. La adquisición y enajenación por cualquier título legal de acciones en compañías mineras o metalúrgicas o en compañías de productos químicos o minerales y la participación en negociaciones de la misma naturaleza en general.

VIII. La adquisición, utilización y enajenación por cualquier título legal de toda clase de bienes muebles e inmuebles y de derechos reales o personales que sean necesarios o convenientes para la realización de los objetos antes mencionados.

IX. La prestación y/o contratación de toda clase de servicios de asesoría, supervisión, administrativos o técnicos relacionados con la operación de plantas metalúrgicas, químicos o de productos minerales, y el desarrollo u operación de minas o el comercio con minerales o productos químicos o con otras actividades relacionadas con las anteriores.

X. La obtención, adquisición, utilización o enajenación por cualquier título de patentes, marcas o nombres comerciales o derechos sobre ellos, en México o en el Extranjero, que se relacionen con los objetos anteriores.

XI. La emisión, aceptación, endoso y en general, la negociación con toda clase de títulos de crédito, incluyendo obligaciones con o sin garantía real o cédulas hipotecarias.

XII. El otorgamiento de garantías, incluyendo avales respecto del pago o cumplimiento de adeudos y obligaciones de otras empresas, cuando la sociedad tenga o controle en ellas una participación o interés sea su subsidiaria o tenga relaciones de negocios con cualquiera de dichas empresas.

XIII. En general, la celebración de los contratos, la realización de las operaciones y la ejecución de todos los actos necesarios o convenientes para la consecución de los objetos antes mencionados o que con ellos se relacionen.

QUINTA.- NACIONALIDAD.- La sociedad es Mexicana.- En relación con la inversión extranjera en el capital de la sociedad, es de tenerse en cuenta lo siguiente:

a).- La inversión extranjera puede participar en cualquier proporción en el capital social de las sociedades mexicanas, adquirir activos fijos, ingresar a nuevos campos de actividad económica o fabricar nuevas líneas de productos, abrir y operar establecimientos y, ampliar o relocalizar los existentes, sin más salvedades, modalidades ni excepciones que las señaladas por los artículos quinto, sexto, séptimo y octavo de la Ley de Inversión Extranjera y transitorios aplicables.

b).- Los accionistas extranjeros actuales o futuros de la sociedad, se obligan ante la Secretaría de Relaciones Exteriores a considerarse como nacionales respecto de:

I.- Las acciones que adquieran en la sociedad;

II.- Los bienes, derechos, concesiones, participaciones o intereses de que sea titular la sociedad, y

III.- Los derechos y obligaciones que deriven de los contratos en que sea parte la propia sociedad y a no invocar por lo mismo la protección de sus gobiernos bajo la pena en caso contrario, de perder en beneficio de la Nación los derechos y bienes que hubiesen adquirido.

SEXTA.- CAPITAL SOCIAL.- Será variable, siendo el MINIMO FIJO DE $50,000.00 (CINCUENTA MIL PESOS, MONEDA NACIONAL) y el máximo ilimitado.

El capital mínimo estará representado por CIEN ACCIONES NOMINATIVAS, ORDINARIAS, SERIE UNO, con valor de CIEN PESOS, moneda nacional, cada una, íntegramente suscritas y pagadas.--La parte variable del capital podrá estar representado por acciones nominativas ordinarias o preferentes que tendrán las características que determine la Asamblea General de Accionistas que apruebe su emisión y formarán las series DOS y SUBSIGUIENTES.

Tanto la Serie Uno como la Serie Dos y subsiguientes, estarán integradas por acciones de libre suscripción.

SEPTIMA.- AUMENTO O REDUCCION DE CAPITAL.- El aumento o reducción al capital mínimo fijo de la sociedad y la correspondiente emisión y cancelación de acciones deberán ser acordados por una Asamblea Extraordinaria de Accionistas o por la resolución unánimeme de los Accionistas con derecho a voto confirmada por escrito con sujeción a la Ley General de Sociedades Mercantiles.- El aumento o reducción al capital variable de la sociedad y la correspondiente emission o cancelación de acciones deberá ser acordado por la Asamblea Ordinaria de Accionistas o por la unanimidad de los Accionistas con derecho a voto ajustándose a las siguientes reglas:

a).- Las acciones emitidas y no suscritas o los certificados provisionales en su caso, se conservarán en la Sociedad para ponerse en circulación en las épocas y por las cantidades que los Accionistas, ya sea reunidos en Asamblea o mediante resolución unánime adoptada fuera de Asamblea nestimen convenientes para el desarrollo de las actividades sociales.

b).- Todo aumento del capital de la parte variable será hecho por resolución de la Asamblea Ordinaria, pero no podrá decretarse nuevo aumento antes de que estén íntegramente pagadas las acciones que constituyan el anterior aumento. Al tomarse el acuerdo se fijarán los términos y bases conforme a los cuales deba llevarse a cabo la suscripción y pago, y los accionistas gozarán del derecho preferente conforme al Artículo ciento treinta y dos de la Ley General de Sociedades Mercantiles para lo cual deberán ser notificados quince días antes de la fecha señalada para la suscripción.

La notificación se hará personalmente y de no ser esto posible mediante una sola publicación en el periódico oficial del domicilio de la sociedad o en uno de los periódicos de mayor circulación en la República.

c).- Toda reducción del capital en la parte variable podrá realizarse sin mas formalidad que por resolución de la

Asamblea Ordinaria de Accionistas, cuando lo estimen conveniente o cuando algún accionista solicite el retiro parcial o total de sus aportaciones.

Independientemente de lo anterior, las reducciones al capital se ajustarán a las siguientes estipulaciones:

1.- Toda reducción se hará por acciones íntegras.

2.- Tan pronto como se decrete una disminución, la resolución deberá notificarse a cada accionista, concediéndole el derecho para amortizar sus acciones en proporción a la reducción del capital decretado, dicho derecho deberá ejercitarse dentro de los quince días siguientes contados a partir de la notificación. La notificación se hará personalmente y de no ser ésto posible mediante una sóla publicación en el periódico oficial del domicilio de la sociedad o en uno de los periódicos de mayor circulación en la República.

3.- Si dentro del plazo arriba señalado se solicitare el reembolso de un número de acciones igual al capital reducido se reembolsará a los accionistas que hubieren solicitado el reembolso en la fecha que al efecto se hubiere fijado.

4.- Si las solicitudes de reembolso excedieren el capital amortizable, el monto de la reducción se distribuirá para su amortización entre los solicitantes, en proporción al número de acciones que cada uno haya ofrecido y se procederá al reembolso en la fecha que para tal fin se hubiere determinado.

5.- Si las solicitudes hechas no completaran el número de acciones que deban amortizarse, se reembolsarán las de los que hubieren solicitado la amortización y se designarán por sorteo ante Notario o Corredor Público el resto de las acciones que deban amortizarse hasta completar el monto en que se haya acordado la disminución del capital.

6.- En el caso de que la reducción se origine por la solicitud de retiro de algún accionista, ésta surtirá efecto hasta el fin del ejercicio que esté corriendo, siempre y cuando la solicitud se hubiere efectuado antes del último trimestre de dicho ejercicio, y si dicha solicitud se hiciera después, la reducción surtirá sus efectos sólo hasta el fin del ejercicio siguiente.

7.- Al reducirse el capital en la parte variable, las acciones que se amorticen se canjearán por acciones de tesorería para conservarse y ponerse en circulación en futuros aumentos en los términos de los incisos a) y b) de ésta cláusula.

OCTAVA.- ACCIONES.- Confieren a sus tenedores iguales derechos, correspondiendo un voto a cada una. Los títulos de acciones serán firmados por el Administrador General o dos miembros del Consejo de Administración y llenarán los requisitos que exige el Artículo Ciento Veinticinco de la Ley General de Sociedades Mercantiles, tendrán anexos cupones para el pago de dividendos e inserta la cláusula quinta.

Los accionistas gozarán del derecho de preferencia para adquirir acciones de la sociedad que cualquier accionista desee transmitir, al mismo precio que haya sido ofrecido a dicho accionista en una oferta de buena fe por terceros, conforme a las siguientes reglas:

1. Al efecto, el accionista que desee enajenar todas o alguna parte de sus acciones dará aviso por escrito al Administrador Único o al Secretario del Consejo de Administración en su caso, indicando las acciones que pretenda transmitir y el precio al que pretenda venderlas, el término y condiciones de pago de las mismas y demás circunstancias pertinentes.

2. Tan pronto como reciba dicho aviso el Administrador Único o el Secretario del Consejo, éste notificará por escrito la oferta a todos los accionistas inscritos en el libro de registro de acciones de la sociedad, al domicilio que cada uno de ellos tenga inscrito en dicho libro. Los accionistas gozarán de un plazo de 30 (treinta) días naturales contados a partir de la fecha en que reciban la notificación del Administrador Único o del Secretario del Consejo, para ejercitar su derecho de preferencia, dando aviso por escrito al Administrador Único o al Secretario de su decisión de ejercitar dicho derecho.

3. Para los efectos del ejercicio del derecho de preferencia establecido en este artículo, en caso de haber más de un accionista interesado en adquirir las acciones ofrecidas, tales acciones serán adquiridas por los compradores interesados en proporción al número de acciones de la sociedad que sean de su propiedad en aquel momento, excluyendo para efectos del cómputo de esta proporción las acciones ofrecidas y las acciones de aquellos accionistas que hayan renunciado al ejercicio del derecho de preferencia aquí consignado.

4. El precio de las acciones será cubierto en los términos y condiciones en que el accionista oferente hubiere estado de acuerdo en vender a un tercero.

5. A la expiración del plazo de 30 (treinta) días al que se refiere el inciso 2 anterior, si no se hubiere ejercitado el derecho de preferencia con respecto a parte o a la totalidad de las acciones ofrecidas en venta, el accionista oferente tendrá facultad, durante un período de 90 (noventa) días, a partir de la expiración del plazo señalado para el ejercicio del derecho de preferencia, de transmitir las acciones no adquiridas por los demás accionistas de acuerdo con las disposiciones de este artículo, a cualquier tercero capacitado para ello, a un precio no menor al de su oferta a los demás accionistas, en la inteligencia de que, si no vende las acciones respectivas dentro del plazo de 90 (noventa) días, la transmisión de las mismas volverá a quedar sujeta a las reglas establecidas en este artículo.

6. El derecho consignado en este artículo será indivisible y por tanto deberá ser ejercitado respecto de todas las acciones ofrecidas.

NOVENA.- TITULO DE ACCIONES.- Estos y los certificados provisionales, serán expedidos por el Administrador General o en su caso por el Consejo de Administración, amparando una o más, quienes podrán canjear certificados que cubran determinado número de acciones por una o varias certificaciones nuevas según lo soliciten los accionistas, y siempre que el o los certificados nuevos cubran el mismo número de acciones que los títulos en cuyo lugar se expidan.

DECIMA.- AUTORIDAD SUPREMA.- Es la Asamblea General de Accionistas, y sus decisiones obligan a todos los órganos de la sociedad y aún a los accionistas ausentes o disidentes.

DECIMA PRIMERA.- ASAMBLEAS EXTRAORDINARIAS Y ORDINARIAS.- Las primeras tratarán de los asuntos a que se refiere el artículo ciento ochenta y dos de la Ley General de Sociedades Mercantiles; y las segundas, de cualquier otro asunto, pudiendo celebrarse ambas en cualquier tiempo.

DECIMA SEGUNDA.- ASAMBLEA ORDINARIA ANUAL.- Deberá celebrarse dentro de los cuatro meses siguientes a la conclusión de cada ejercicio social y tratará, además de los asuntos listados en el Orden del Día, de los siguientes:

I.- Discutir, aprobar o modificar el informe de los Administradores, después de oír el del o los Comisarios, y tomar las medidas que se consideren oportunas.

II.- Nombrar a los Administradores y Comisarios en su caso y determinar sus emolumentos.

III.- Del reparto de utilidades.

DECIMA TERCERA.- CONVOCATORIA DE ASAMBLEAS.- Deberá hacerla el Administrador, el Consejo o el Comisario. Los accionistas que representen el treinta y tres por ciento del capital social por lo menos, podrán solicitarles por escrito en cualquier tiempo, convoquen a una Asamblea General de Accionistas para tratar los asuntos indicados. También podrá hacer esa misma solicitud el titular de una sola acción, en los casos previstos por el artículo ciento ochenta y cinco de la misma Ley.

La convocatoria contendrá el Orden del Día, se publicará por una sola vez en el Periódico Oficial de la Entidad del domicilio de la sociedad o en uno de los periódicos de mayor circulación, con anticipación de quince días mínimo y será firmada por quien la haga.

DECIMA CUARTA.- NO SE REQUIERE PUBLICACION:

a).- Cuando se reúna una Asamblea como continuación de otra, siempre que en la anterior se haya señalado día y hora para continuarla, y no se traten más asuntos que los indicados en la primera convocatoria.

b).- Cuando en una Asamblea esté presente, al tomar la votación la totalidad de las acciones que integran el capital social.

DECIMA QUINTA.- ABSTENCION DE VOTO.- El Administrador, los Consejeros, Gerentes, Comisarios y Accionistas, deberán abstenerse de votar en los casos en que la Ley lo indica, y cuando sin su voto no hubiere quórum para tomar resoluciones, éstas serán válidas, si son aprobadas por mayoría de las acciones representadas con facultades de voto.

DECIMA SEXTA.- REQUISITO DE ASISTENCIA.- Para concurrir a las Asambleas, los accionistas de la Sociedad acreditarán su carácter de dueños de sus acciones, con el registro que de las mismas se lleve a cabo, en el libro que se indica en el artículo Noveno de estos estatutos. Los accionistas recabarán de la Secretaría de la sociedad, la constancia relativa con la que acreditarán su derecho para asistir a las Asambleas.- Los accionistas podrán hacerse representar en las Asambleas por apoderado constituído mediante simple carta poder.

DECIMA SEPTIMA.- QUORUM.- La Asamblea General Ordinaria se declarará legalmente instalada en primera convocatoria, estando representado el CINCUENTA Y UNO por ciento de las acciones; y cualquiera que sea el número de acciones representada en segunda o ulterior convocatoria.

En ambos casos, las resoluciones se tomarán por mayoría de votos.

En Asamblea Extraordinaria, deberán estar reunidos accionistas en número suficiente para que las resoluciones se tomen por el voto favorable por lo menos del setenta y cinco por ciento de las acciones representativas del capital social, en primer convocatoria, y de un cincuenta por ciento en segunda o ulterior convocatoria.

DECIMA OCTAVA.- PRESIDENCIA DE LAS ASAMBLEAS.- Estará a

cargo del Administrador o en su caso del Presidente del Consejo, y en su defecto, de la persona que designe la Asamblea, fungirá como Secretario el del Consejo, o el que designe la propia Asamblea.

ACTAS.- De cada Asamblea se levantará una en el libro respectivo, debiendo ser firmada por el Presidente, por el Secretario, así como por los Comisarios que concurran y los accionistas que quisieren hacerlo. Se agregarán a las actas los documentos que justifiquen que las convocatorias se hicieron en los términos establecidos. Si no pudiere asentarse el acta en el libro respectivo se protocolizará ante Notario.

DECIMA NOVENA.- RESOLUCIONES FUERA DE ASAMBLEA.- Las resoluciones tomadas fuera de Asamblea, aun sin Convocatoria ni Orden del Día, inclusive fuera del domicilio social, por iniciativa de cualquier accionista, verbalmente, por teléfono, por medios electrónicos o por cualquier otro medio de comunicación, por unanimidad de los accionistas que representen la totalidad de las acciones con derecho de voto, tendrán, para todos los efectos legales, la misma validez, que si hubieran sido adoptadas reunidos en Asamblea, siempre que se confirmen por escrito en sendos ejemplares de la redacción que hagan de las resoluciones donde se hará constar la fecha en que se emitió cada voto.

Una vez que el Presidente y Secretario del Consejo de Administración o el Administrador Unico, en su caso, reciban todos los ejemplares del texto de las resoluciones debidamente firmados, en otro ejemplar certificarán que firmaron todos los accionistas, cuándo emitieron su voto y que fueron representadas la totalidad de las acciones, posteriormente lo transcribirán en el Libro de Actas de Asambleas firmándolo.

Si entre las resoluciones tomadas no se designa Delegado para ejecutarlas o formalizarlas, lo hará el mismo Presidente del Consejo o el Administrador Unico, según el caso.

VIGESIMA.- DIRECCION Y ADMINISTRACION.- Estará a cargo de un

Administrador General o de un Consejo, compuesto del número de miembros titulares y suplentes que señale la Asamblea, la que determinará si la administración se encomienda a uno u otro. El Administrador o los Consejeros durarán en funciones UN AÑO y continuarán en ellas hasta que tomen posesión las personas designadas para sustituirlos. Si la Administración se encomienda a un Consejo, el nombrado en primer lugar será el Presidente; el segundo Secretario; el tercero Tesorero y los demás vocales.

Los Administradores y los Consejeros podrán ser o no accionistas.

VIGESIMA PRIMERA.- CONSEJO DE ADMINISTRACION.- Funcionará legalmente con la asistencia de la MAYORIA de sus miembros y los acuerdos los tomará por MAYORIA de votos. En caso de empate, el Presidente tendrá voto de calidad. Los Consejeros suplentes entrarán en funciones indistintamente en ausencia de los titulares.

VIGESIMA SEGUNDA.- EL PRESIDENTE DEL CONSEJO.- Será el representante del mismo, y el ejecutor de sus resoluciones, podrá además designar Delegados Especiales para la ejecución de los acuerdos.

VIGESIMA TERCERA.- MINORIA DE ACCIONISTAS.- La que represente el veinticinco por ciento del capital social, tendrá derecho de nombrar cuando menos un Consejero, cuando los Administradores sean tres o más.

VIGESIMA CUARTA.- FACULTADES.- El Administrador Unico o el Consejo de Administración, en su caso tendrá las siguientes facultades:

I.- Realizar todas las operaciones inherentes al objeto de la sociedad, exceptuándose aquellas que por la Ley o por esta escritura corresponde solo a las Asambleas de Accionistas.

II.- Celebrar, modificar, novar y rescindir toda clase de contratos y convenios y en general ejecutar todos los actos que se relacionen directa o indirectamente con los objetos de la sociedad. Contraer préstamos, aún refaccionarios y de habilitación o avío, así como otorgar y suscribir títulos de crédito.

III.- Adquirir bienes muebles y los inmuebles que permitan las leyes.

IV.- Enajenar y gravar con prenda, hipoteca o de otra manera, los bienes muebles e inmuebles de la sociedad.

V.- Renunciar derechos personales, reales o de otra naturaleza de la sociedad.

VI.- Renunciar al domicilio de la sociedad y someterla a otra jurisdicción.

VII.- Nombrar y remover directores, gerentes, factores, agentes y empleados de la sociedad y fijarles sus facultades, obligaciones y remuneraciones.

VIII.- Establecer sucursales y agencias en cualesquiera lugares de la República o del extranjero y suprimirlas.

IX.- Las demás que le correspondan por la Ley o según los estatutos.

X.- En general, y sin perjuicio de las facultades anteriores, estará investido de los PODERES que se indican a continuación:

a).- PARA EJECUTAR ACTOS DE DOMINIO, con todas las facultades generales y las especiales que requieran poder o cláusula especial conforme a la Ley, en los términos del párrafo tercero del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal y sus correlativos de los demás Códigos Civiles de los Estados de la República y del Distrito Federal.

b).- PARA ADMINISTRAR BIENES, con todas las facultades generales y las especiales que requieran poder o cláusula especial conforme a la Ley, de acuerdo con el párrafo segundo del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal y sus correlativos de los Códigos Civiles de los demás Estados de la República y del Distrito Federal.

c).- PARA PLEITOS Y COBRANZAS, con todas las

facultades generales y las especiales que requieran poder o cláusula especial conforme a la Ley, en los términos del párrafo primero del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal, incluyendo las de los artículos dos mil quinientos ochenta y dos y dos mil quinientos ochenta y siete del mismo Ordenamiento y sus correlativos de los demás Códigos Civiles de los Estados de la República y del Distrito Federal. De manera enunciativa y no limitativa, tendrá entre otras facultades para: promover y desistirse de toda clase de acciones, recursos, juicios y procedimientos, aún en materia de amparo; transigir; recusar; recibir pagos; comprometer en árbitros; articular y absolver posiciones; formular denuncias y querellas en materia penal, desistirse de ellas, otorgar perdón en su caso y constituirse en coadyuvante del Ministerio Público, exigir el cumplimiento de las obligaciones contraídas a nombre de la mandante. El poder podrá ejercitarse ante particulares y ante toda clase de Autoridades Federales o Locales, Administrativas, Laborales o Judiciales y ante las Juntas de Conciliación y Arbitraje.

d).- PODER LABORAL.- También gozará de un poder especial para actos de administración, pleitos y cobranzas, para que en su carácter de representante legal de la Sociedad, de acuerdo con lo dispuesto por los artículos nueve, once, ochocientos setenta y cinco, ochocientos setenta y ocho y demás artículos de la Ley Federal del Trabajo y con facultades para contratar y despedir empleados y trabajadores, la obligue en las relaciones laborales individuales y/o colectivas con sus trabajadores y empleados y con los sindicatos u organizaciones a las que dichos trabajadores y empleados pertenezcan, a fin de que intervenga en la administración de esas relaciones laborales, individuales y/o colectivas, incluyendo facultades expresas para que con ese carácter celebre, firme y revise y/o modifique contratos individuales y/o colectivos de trabajo, intervenga en todo y cualquier procedimiento conciliatorio, ante toda clase de autoridades laborales ya sean federales o locales y para que articule y absuelva posiciones.

Este mandato se otorga en los términos de lo dispuesto por los artículos dos mil quinientos cincuenta y cuatro y dos mil quinientos ochenta y siete del Código Civil Federal y artículos correlativos de los Códigos Civiles de los Estados de la República Mexicana y del Distrito Federal, con todas las facultades generales y las especiales a las que dichos artículos se refieren, incluyendo en forma enunciativa y no limitativa: intervenir en los procedimientos y negociaciones conciliatorias ante cualquier autoridad de trabajo sea federal o local, transigir, comprometer en árbitros, articular y absolver posiciones, recusar, aceptar cesiones de bienes, recibir pagos, otorgar recibos y cancelaciones, hacer denuncias, acusaciones y querellas, otorgar perdón al acusado, promover amparos y desistirse de ellos y en general ejercitar todas las acciones que correspondan a la sociedad poderdante y continuar los procedimientos por todas sus instancias hasta su conclusión, en la inteligencia de que este poder podrá ejercitarse ante Juntas de Conciliación y Arbitraje, Locales o Federales, Secretaría del Trabajo, Sindicatos, ante personas físicas, Instituciones y Sociedades y ante cualquier otra clase de autoridades federales o locales, todo esto en nombre y representación de la citada sociedad poderdante y como representante legal de la misma a efecto de otorgar poderes relacionados con este poder especial, y revocarlos en su caso.

e).- Para otorgar, suscribir, avalar títulos de crédito y en general, obligar cambiariamente a la sociedad, conforme al artículo noveno de la Ley General de Títulos y Operaciones de Crédito.

f).- Para conferir poderes generales o especiales, y revocarlos y conferir esta facultad en el poder o poderes que otorgue.

La Asamblea podrá limitar o reglamentar dichas facultades.

VIGESIMA QUINTA.- RESOLUCIONES FUERA DE SESION.- Las resoluciones tomadas fuera de Sesión de Consejo de Administración, por iniciativa de cualquier Consejero, verbalmente, por teléfono, por medios electrónicos o por cualquier otro medio de comunicación, por unanimidad de sus miembros, tendrán para todos los efectos legales, la misma validez, que si hubieran sido adoptadas reunidos en Sesión de Consejo de Administración, siempre que se confirmen por escrito en el texto que redactarán el Presidente y Secretario del Consejo de Administración, quienes recabarán la firma autógrafa de cada Consejero en sendos ejemplares de la redacción que haga de las resoluciones donde se hará constar la fecha en que se emitió cada voto.

Una vez que el Presidente y Secretario del Consejo de Administración, reciban todos los ejemplares del texto de las resoluciones debidamente firmados, en otro ejemplar certificarán que firmaron todos los Consejeros y cuándo emitieron su voto, posteriormente lo transcribirán en el Libro de Actas de Consejo firmándolo.

Si entre las resoluciones tomadas no se designa Delegado para ejecutarlas o formalizarlas, lo hará el Presidente del Consejo.

VIGESIMA SEXTA.- DIRECTORES Y GERENTES.- Auxiliarán al Administrador o al Consejo dentro de las facultades que se les confieran al nombrárseles.

VIGESIMA SEPTIMA.- CAUCION.- El Administrador General, Consejeros, Directores y Gerentes, en garantía de su gestión depositarán en la caja de la sociedad la cantidad que señale la Asamblea Ordinaria de Accionistas que resuelva su nombramiento.

VIGESIMA OCTAVA.- VIGILANCIA.- Estará a cargo de uno o varios Comisarios electos por la Asamblea, por el término de un año y continuarán en el, hasta que tomen posesión las personas designadas para sustituirlos; y caucionarán su gestión conforme a la cláusula anterior, pudiendo haber suplentes que actuarán en ausencia de los titulares.

Los Comisarios tendrán las atribuciones que determina el artículo ciento sesenta y seis de la Ley General de Sociedades Mercantiles y la remuneración que acuerde la Asamblea.

VIGESIMA NOVENA.- DE LA INFORMACION FINANCIERA.- Se formulará anualmente e incluirá como mínimo los requisitos a que se refiere el artículo ciento setenta y dos de la Ley General de Sociedades Mercantiles.

TRIGESIMA.- DE LA FORMULACION DEL INFORME.- La información financiera de los administradores, incluyendo el informe de los Comisarios, deberá quedar terminada y ponerse a disposición de los accionistas por lo menos quince días antes de la fecha de la Asamblea que haya de discutirlo.

Los accionistas tendrán derecho a que se les entregue una copia del informe correspondiente.

TRIGESIMA PRIMERA.- UTILIDADES.- Se aplicarán:

I.- Un cinco por ciento cuando menos para formar o reconstituir el fondo de reserva, hasta que alcance el veinte por ciento del capital social.

II.- A formar uno o más fondos de previsión.

III.- El remanente se aplicará por partes iguales entre las acciones. Las utilidades serán pagadas cuando disponga de fondos la sociedad.

TRIGESIMA SEGUNDA.- PERDIDAS.- Serán reportadas por las reservas, y en su caso por las acciones a partes iguales hasta la concurrencia de su valor nominal.

TRIGESIMA TERCERA.- DISOLUCION:

I.- Por expiración del término fijado.

II.- Por imposibilidad de realizar el objeto social.

III.- Por acuerdo de la Asamblea General Extraordinaria de Accionistas.

IV.- Por pérdida de las dos terceras partes del capital social.

V.- En los demás casos señalados por la Ley.

TRIGESIMA CUARTA.- LIQUIDACION.- Estará a cargo de uno o más liquidadores nombrados por la Asamblea, quien fijará sus atribuciones y en su defecto por la autoridad judicial a petición de cualquier accionista.

TRIGESIMA QUINTA.- BASES DE LIQUIDACION.- Salvo las instrucciones expresas de la Asamblea, los liquidadores procederán a:

I.- Formular el informe e inventarios.

II.- Concluir los negocios pendientes en la forma menos perjudicial para los acreedores y accionistas.

III.- Cobro de créditos y pago de deudas.

IV.- Enajenar o aplicar los bienes o su producto a los fines de la liquidación.

V.- Formular el informe final y obtener la cancelación de inscripción de la sociedad, en el Registro de Comercio.

TRIGESIMA SEXTA.- ESTATUTOS.- Los constituyen las estipulaciones anteriores y en su defecto, las disposiciones de la Ley General de Sociedades Mercantiles.

TRIGESIMA SEPTIMA.- FUNDADORES.- Los otorgantes no se reservan ningún derecho, en tal calidad.

T R A N S I T O R I A S

PRIMERA.- El capital social mínimo fijo ha quedado íntegramente suscrito y pagado en efectivo, como sigue:

ACCIONISTAS	ACCIONES	VALOR

SERIE UNO

“XXXXXXX”, SETENTA ACCIONES DE CIEN PESOS, MONEDA NACIONAL,
CADA UNA, CON VALOR TOTAL DE TREINTA Y CINCO MIL
PESOS, MONEDA NACIONAL.	70	$35,000.00

“XXXXXXXXXXXXXX”,

SOCIEDAD ANONIMA DE CAPITAL

VARIABLE, TREINTA ACCIONES, CON VALOR

DE QUINCE MIL PESOS, MONEDA NACIO

NAL. 30

15,000.00

TOTAL: 100

$50,000.00

CIEN ACCIONES DE QUINIENTOS PESOS, MONEDA NACIONAL, CADA UNA, CON VALOR TOTAL DE CINCUENTA MIL PESOS, MONEDA NACIONAL.

SEGUNDA.- Los accionistas reunidos, acuerdan por unanimidad:

A) .- La administración de la Sociedad estará a cargo de un CONSEJO DE ADMINISTRACION, que gozará de las facultades a que se refiere la cláusula VIGESIMA CUARTA de los Estatutos Sociales.

B) .- El Consejo de Administración, quedará integrado de la siguiente forma:

PRESIDENTE: SEÑOR XXXXXXXXXXXXXX.

SECRETARIO:XXXXXXXXXXXX.

C) .- Se designa COMISARIO, al señor XXXXXX XXXXX XXXXXXXX

D) .- Se confiere al señor XXXXXXX XXXXXXXX:

a) .- PODER GENERAL, con las facultades que se detallan en los incisos b), c) y f), de la fracción diez (romano) de la cláusula Vigésima Cuarta de los Estatutos Sociales; y

b) .- PODER ESPECIAL para: i) Abrir cuentas bancarias y firmar en las mismas y designar a personas autorizadas para firmar en ellas; y ii) para desistirse de solicitudes de concesiones mineras y de concesiones mineras, así como para ceder, vender o enajenar bajo cualquier título legal derechos derivados de concesiones mineras.

E) .- Se confiere a los señores XXXXXXX XXXXXXX y XXXXXXX XXXXXX XXXXXX, para que lo ejerciten conjunta o separadamente, PODER GENERAL, con las facultades que se detallan en los incisos b) y c), de la fracción diez (romano) de la cláusula Vigésima Cuarta de los Estatutos Sociales.

TERCERA.- Los accionistas manifiestan que los Consejeros y Comisario designados, se encuentran capacitados para el desempeño de sus cargos y no tienen impedimento legal.

CUARTA.- El Presidente del Consejo de Administración, manifiesta que obra en su poder el importe del capital social.

QUINTA.- Los ejercicios sociales correrán del primero de enero al treinta y uno de diciembre de cada año, con excepción del primero que correrá de la fecha de firma de esta escritura, al treinta y uno de diciembre del dos mil seis.

SEXTA.- De que los comparecientes manifiestan al suscrito notario, el deseo de que la persona moral que se constituye, sea inscrita en el Registro Federal de Contribuyentes bajo el “Sistema de Inscripción del Registro Federal de Contribuyentes a través de Fedatario Público por Medios Remotos”, otorgando XXXXXXXXXXXXXXXXXXXX, un PODER ESPECIAL PARA ACTOS DE ADMINISTRACION, tan amplio como en derecho se requiera, para que el apoderado designado, enunciativa y no limitativamente, realice toda clase de trámites y gestiones ante la Secretaría de Hacienda y Crédito Público y el Servicio de Administración Tributaria, a efecto de que tramite, solicite y obtenga la inscripción en el Registro Federal de Contribuyentes de la Persona Moral que por este instrumento se constituye, así como para que recoja la cédula de identificación fiscal correspondiente, pudiendo el apoderado suscribir, firmar y realizar todos los trámites necesarios y especialmente el formulario “R UNO” debidamente requisitado para la obtención de la mencionada inscripción.

AQUI ME QUEDE

PERSONALIDADES

EL XXXXXXXXXXXXXXXXXXXXXXXXX, ACREDITA LAS QUE OSTENTA:

(Se

transcribirán los documentos con los que se acredite la personalidad de los apoderados)

ARTICULO DOS MIL QUINIENTOS CINCUENTA Y CUATRO DEL

CODIGO CIVIL PARA EL DISTRITO FEDERAL

(IDENTICO EN SU TEXTO AL DEL CODIGO CIVIL FEDERAL)

“En todos los poderes generales para pleitos y cobranzas, bastará que se diga que se otorgan con todas las facultades generales y las especiales que requieran cláusula especial conforme a la Ley, para que se entiendan conferidos, sin limitación alguna.

En los poderes generales para administrar bienes, bastará expresar que se dan con ese carácter, para que el apoderado tenga toda clase de facultades administrativas.

En los poderes generales para ejercer actos de dominio, bastará que se den con ese carácter, para que el apoderado tenga toda clase de facultades de dueño tanto en lo relativo a los bienes, como para hacer toda clase de gestiones a fin de defenderlos.

Cuando se quisieren limitar en los tres casos antes mencionados, las facultades de los apoderados, se consignarán las limitaciones o los poderes serán especiales.

Los Notarios insertarán este artículo en los testimonios de los poderes que otorguen.”

YO, EL NOTARIO, CERTIFICO Y DOY FE: (A continuación el Notario hace constar haber verificado la personalidad jurídica de los comparecientes así como las advertencias hechas a los mismos y la fecha en que se firma la escritura)

SCHEDULE “E”

RULES FOR ARBITRATION

The following rules and procedures shall apply with respect to any matter to be arbitrated by the Parties under the terms of the Agreement.

1.	INITIATION OF ARBITRATION PROCEEDINGS
(a)

If any Party wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice to the other Party specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to be the single arbitrator. Within 5 days after receipt of such notice, the other Party shall give return notice to the first Party advising whether such Party accepts the arbitrator proposed by the first Party and if such Party does not accept the arbitrator proposed by the first Party, proposing the name of the person it wishes to be the single arbitrator. If such return notice is not received by the first Party within such 5 day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If such return notice is received by the first Party within such 5 day period and the other Party does not accept the proposed arbitrator of the first Party and proposes another person to be arbitrator, the first Party shall, within 5 days after receipt of such return notice, give notice to the other Party advising whether such first Party accepts the arbitrator proposed by the other Party. If the Parties do not agree upon a single arbitrator within such second 5 day period, the single arbitrator shall be chosen in accordance with the Arbitration Act, 1991 (Ontario).

(b)

The individual selected as Arbitrator shall be qualified by education and experience to decide the matter in dispute. The Arbitrator shall be at arm’s length from both Parties and shall not be a member of the audit or legal firm or firms who advise either Party, nor shall the Arbitrator be a person who is otherwise regularly retained by either of the Parties.

2.	SUBMISSION OF WRITTEN STATEMENTS
(a)

Within 5 days of the appointment of the Arbitrator, the Party initiating the arbitration (the “Claimant”) shall send the other party (the “Respondent”) a statement of claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(b)

Within 10 days of the receipt of the statement of claim, the Respondent shall send the Claimant a statement of defence stating in sufficient detail which of the facts and contentions of law in the statement of claim it admits or denies, on what grounds, and on what other facts and contentions of law he relies.

(c)	Within 5 days of receipt of the statement of defence, the Claimant may send the Respondent a statement of reply.

(d)

All statements of claim, defence and reply shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents on which the party concerned relies and which have not previously been submitted by any party, and (where practicable) by any relevant samples.

(e)	After submission of all the statements, the Arbitrator will give directions for the further conduct of the arbitration.
3.	MEETINGS AND HEARINGS
(a)

The arbitration shall take place in the City of Toronto, Ontario, Canada or in such other place as the Claimant and the Respondent shall agree upon in writing. The arbitration shall be conducted in English unless otherwise agreed by such parties and the Arbitrator. Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive working days until it is concluded.

(b)	All meetings and hearings will be in private unless the Parties otherwise agree.
(c)	Each Party may be represented at any meetings or hearings by legal counsel.
(d)	Each Party may examine, cross-examine and re-examine all witnesses at the arbitration.
4.	THE DECISION
(a)	The Arbitrator will make a decision in writing and, unless the Parties otherwise agree, will set out reasons for decision in the decision.
(b)

The Arbitrator will send the decision to the Parties as soon as practicable after the conclusion of the final hearing, but in any event no later than 30 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator’s control.

(c)	The decision shall determine and award costs to the successful Party in the arbitration.
(d)

The decision shall be final and binding on the Parties and shall not be subject to any appeal or review procedure provided that the Arbitrator has followed the rules provided herein in good faith and has proceeded in accordance with the principles of natural justice. In the event either Party initiates any court proceeding in respect of the decision of the Arbitration or the matter arbitrated, such Party shall, if unsuccessful in the court proceeding, shall pay the other Party’s costs on a solicitor/client basis plus all other reasonable expenses incurred by such other Party from the date of delivery of the notice commencing arbitration to the date of determination of such court proceeding.

5.	JURISDICTION AND POWERS OF THE ARBITRATOR
(a)

By submitting to arbitration under these Rules, the Parties shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised at the Arbitrator’s discretion subject only to these Rules and the relevant law with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration.

(b)	Without limiting the jurisdiction of the Arbitrator at law, the Parties agree that the Arbitrator shall have jurisdiction to:
(i)	determine any question of law arising in the arbitration;
(ii)	determine any question as to the Arbitrator’s jurisdiction;
(iii)	determine any question of good faith, dishonesty or fraud arising in the dispute;
(iv)	order any Party to furnish further details of that Party’s case, in fact or in law;
(v)

proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(vi)	receive and take into account such written or oral evidence tendered by the Parties as the Arbitrator determines is relevant, whether or not strictly admissible in law;
(vii)	make one or more interim awards;
(viii)	hold meetings and hearings, and make a decision (including a final decision) in Toronto, Ontario, Canada or elsewhere with the concurrence of the Parties thereto;
(ix)

order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or other evidence or classes of documents in their possession or power which the Arbitrator determines to be relevant; and

(x)	make interim orders to secure all or part of any amount in dispute in the arbitration.